UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 28, 2020

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14303	38-3161171
(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198
(Address of Principal Executive Offices)	(Zip Code)

(313) 758-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AXL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On April 28, 2020, American Axle & Manufacturing Holdings, Inc. (“Holdings”), American Axle & Manufacturing, Inc., a wholly owned subsidiary of Holdings (“AAM”), and certain subsidiaries of Holdings (solely for the purpose of reaffirming obligations and liens) entered into the Second Amendment (the “Second Amendment”), among AAM, as borrower, Holdings, such subsidiaries of Holdings, each financial institution party thereto as a lender and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), amending the Credit Agreement dated as of April 6, 2017 (as amended on July 29, 2019, the “Credit Agreement”), among AAM, as borrower, Holdings, each financial institution party thereto from time to time as a lender, and the Administrative Agent (the Credit Agreement, as amended by the Second Amendment, the “Amended Credit Agreement”).

For the period from April 1, 2020 through March 31, 2022 (the “Amendment Period”), the Second Amendment, among other things: (a) replaced the total net leverage ratio covenant with a new senior secured net leverage ratio covenant; (b) reduced the minimum levels of the cash interest expense coverage ratio covenant; and (c) modified certain covenants restricting the ability of Holdings, AAM and certain subsidiaries of Holdings to create, incur, assume or permit to exist certain additional indebtedness and liens and to make or agree to pay or make certain restricted payments, voluntary payments and distributions. The Second Amendment also (a) increased the maximum levels of the total net leverage ratio covenant after the Amendment Period, (b) modified the applicable margin (determined based on the total net leverage ratio of Holdings) with respect to interest rates under the term loan A facility under the Amended Credit Agreement (the “Term Loan A Facility”) and interest rates and commitment fees under the revolving credit facility under the Amended Credit Agreement (the “Revolving Credit Facility”), and (c) increased the minimum adjusted London Interbank Offered Rate for Eurodollar-based loans under the Term Loan A Facility and Revolving Credit Facility. The applicable margin with respect to interest rates under the term loan B facility under the Amended Credit Agreement remains unchanged.

A copy of the Second Amendment is included as Exhibit 10.1 hereto and is incorporated by reference herein. The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure

We entered into the Second Amendment to, among other things, revise financial maintenance covenants in order to provide additional flexibility as we adjust our business for the impact of the COVID-19 pandemic on current and future global light vehicle production.

As of March 31, 2020, total liquidity was over $1.4 billion, consisting of $683 million of cash on hand, approximately $690 million available under the Revolving Credit Facility and approximately $85 million available under our foreign credit facilities.

Item 9.01.	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
10.1	Second Amendment dated as of April 28, 2020 among American Axle & Manufacturing Holdings, Inc., American Axle & Manufacturing, Inc., certain subsidiaries of American Axle & Manufacturing Holdings, Inc. identified therein (for the limited purpose specified therein), each financial institution party thereto as a lender and JPMorgan Chase Bank, N.A., as Administrative Agent

104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
Date:	May 4, 2020	By:	/s/ Christopher J. May
Christopher J. May
Vice President & Chief Financial Officer